FORM 4
[ ]Check box if no longer             U.S. SECURITIES AND EXCHANGE COMMISSION
   subject to Section 16.                      Washington, D.C. 20549
   Form 4 or Form 5 obligations
   may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
   tion 1(b).
       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person
Siegel                   John                  C.
(Last)                   (First)             (Middle)
	       650 California St., 7th Floor
			(Street)
San Francisco              CA                  94108
(City)                   (State)               (Zip)
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2. Issuer Name and Ticker or Trading Symbol
     Chris-Craft Industries, Inc. (CCN)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement of Month/Year
     04/97
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5. If Amendment, Date or Original (Month/Year)
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

       x      Director                                    10% Owner
  ----------                                   ----------
       x      Officer (give title below)                   Other
  ----------                                   ---------- (specify
	Senior Vice President                              below)
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7. Individual or Joint/Group Filing
   X  Form filed by one Reporting Person
  ---
      Form filed by more than one Reporting Person
  ---
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
   (Inst.3)                Date              Code               Acquired (A)       Securities          Form:           Indirect
			  (Month/Day/Year)   (Instr. 8)         or Disposed        Beneficially        Direct (D)      Beneficial
							       of (D) (Instr.     Owned at End        Indirect (I)    or Ownership
					     Code   V           3,4, and 5)        of Month           (Instr. 4)      (Instr. 4)
										  (Instr. 3 and 4)
							    Amount    (A)  Price
								       or
								      (D)

Common Stock              4/10/97             M             1,000     A    25.7705                    D
			  4/09/97             S               500     D    41.0000
			  4/09/97             S               500     D    41.125        --0--
											 13,522*      I                By trust
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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
				    of, or Beneficially Owned
				      (e.g. puts, calls, warrants, options, convertible securities)

1. Title of      2.   Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
    Derivative         Exercise Price       Date           Code (Instr.    Derivative         Exercisable
    Security           of Derivative        (Month/        8)              Securities         and Expiration
    (Instr.3)          Security             Day/Year)                      Acquired (A)       Date
									   or Disposed        (Month/Day/Year)
									   (D) (Instr.3,
									   4 and 5)

									  (A)      (D)        Date      Expiration

Employee Stock Option
  (right to buy)       25.7705              4/10/97        M                        1,000     12/04/93  12/03/97


7.Title and                     8.Price of             9.Number of            10.Ownership     11.Nature
   Amount of                       Derivative             Derivative              Form of          of
   Underlying                      Security               Securities              Derivative       Indirect
   Securities                      (Instr. 5)             Beneficially            Security:        Beneficial
   (Instr.3                                               Owned at End            Direct (D)       Ownership
   and 4)                                                 of Month                or               (Instr.4)
							  (Instr.4)               Indirect (I)
										  (Instr.4)
Title                 Number
		      of Shares

Common Stock          1,000        --                     12,749                  D

Explanation of Responses:
*Held in Employees Stock Purchase Plan as of 12/31/96.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

	 /s/ John C. Siegel                      May 6, 1997
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   **Signature of Reporting Person                  Date